                                                                    EXHIBIT 99.1

[NORTHFIELD LABORATORIES INC LOGO]

      FOR FURTHER INFORMATION CONTACT:

      Steven A. Gould, M.D.                    Sharon Weinstein
      Chairman and Chief Executive Officer     Euro RSCG Life NRP
      (847) 864-3500                           (212) 845-4271
                                               sharon.weinstein@eurorscg.com

      Sophia H. Twaddell
      Vice President
      (847) 864-3500
      stwaddell@northfieldlabs.com

FOR IMMEDIATE RELEASE

            NORTHFIELD LABORATORIES INC. TO RAISE $23.4 MILLION

      EVANSTON, IL -- MAY 13, 2004 -- Northfield Laboratories Inc. (Nasdaq:
NFLD) announced today that it has obtained commitments to purchase $23.4 million of its common stock in a registered direct offering. Under the terms of the transaction, Northfield will sell approximately 1,950,000 shares of its common stock at $12.00 per share to a group of institutional investors. The closing of the offering is expected to take place on May 18, 2004, subject to the satisfaction of customary closing conditions. SG Cowen & Co., LLC acted as exclusive placement agent for the transaction.

      "This financing provides Northfield with additional resources to support our efforts to bring PolyHeme(R) to market," said Steven A. Gould, M.D., Chairman and Chief Executive Officer of Northfield. "As always, we are pleased to welcome new institutional investors to our shareholder base."

                                     -more-

       1560 SHERMAN AVENUE SUITE 1000 EVANSTON, IL 60201 TEL.847.864.3500
                                FAX.847.864.0353

[NORTHFIELD LABORATORIES INC LOGO]

ABOUT NORTHFIELD LABORATORIES

Northfield Laboratories Inc. is the leader in developing an oxygen-carrying blood substitute, PolyHeme(R), for the treatment of urgent, large volume blood loss in trauma and resultant surgical settings. PolyHeme(R) is a solution of chemically modified human hemoglobin that requires no cross matching and is therefore compatible with all blood types. It has a shelf life of over 12 months. Enrollment is currently underway in a pivotal Phase III trial of PolyHeme(R) in the pre-hospital setting.

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks include, among others: competition from other blood substitute products; the company's ability to obtain regulatory approval to market PolyHeme(R) commercially; the availability of capital to finance the company's planned clinical trials and ongoing business operations; the company's and/or its representative's ability to successfully market and sell PolyHeme(R); the company's ability to manufacture PolyHeme(R) in sufficient quantities; the company's ability to obtain an adequate supply of raw materials; the company's ability to maintain intellectual property protection for its proprietary product and to defend its existing intellectual property rights from challenges by third parties; the extent to which the hospitals and physicians using PolyHeme(R) are able to obtain third-party reimbursement; and the other risks and uncertainties described in the company's filings with the Securities and Exchange Commission.

For further information about Northfield Laboratories, visit the website at www.northfieldlabs.com

       1560 SHERMAN AVENUE SUITE 1000 EVANSTON, IL 60201 TEL.847.864.3500
                                FAX.847.864.0353